Exhibit 23.4

Consent of Independent Auditors

We consent to the use of our report dated December 10, 2003 with respect to the consolidated financial statements of Blockade Systems Corp. as at September 30, 2003 and for year then ended, included as Exhibit 23.3 of Form 8-K/A (N. 000-30151) of Proginet Corporation dated March 29, 2005.

Toronto, Canada	/s/ Ernst & Young LLP
March 29, 2005	Chartered Accountants